EXHIBIT-4-4.14


                         LOAN AGREEMENT


                            between


            RHODE ISLAND PORT AUTHORITY AND ECONOMIC
                    DEVELOPMENT CORPORATION


                              and


                  NEWPORT ELECTRIC CORPORATION



                  Dated as of January 6, 1994



                     Relating to $7,925,000
            Rhode Island Port Authority and Economic
                     Development Corporation
                   Electric Energy Facilities
                     Revenue Refunding Bonds
      (Newport Electric Corporation Project - 1994 Series)



                             This instrument was prepared by:

                             TILLINGHAST COLLINS & GRAHAM
                             One Old Stone Square
                             Providence, Rhode Island 02903
                             Telephone:  (401) 456-1200


                         LOAN AGREEMENT

                       TABLE OF CONTENTS

    (The Table of Contents for this Loan Agreement is for convenience of reference only and is not intended to define, limit or describe the scope of intent of any provisions of this Loan Agreement.)

                                                           PAGE

PARTIES                                                      1

                           ARTICLE I

        DEFINITIONS AND CERTAIN RULES OF INTERPRETATION

    Section 1.1.   Definitions . . . . . . . . . . . . . .   1
    Section 1.2.   Certain Rules of Interpretation . . . .   7

                           ARTICLE II

                        REPRESENTATIONS

    Section 2.1.   Representations by the Issuer . . . . .   8
    Section 2.2.   Representations by the Company. . . . .   9

                          ARTICLE III

                     LOAN OF BOND PROCEEDS

    Section 3.1.   Loan of Bond Proceeds . . . . . . . . .  13

                           ARTICLE IV

          COMMENCEMENT AND COMPLETION OF THE PROJECT;
                     ISSUANCE OF THE BONDS

    Section 4.1.   Operation of the Project. . . . . . . .  14
    Section 4.2.   Agreement to Issue Bonds;
                        Application of Bond Proceeds . . .  14
    Section 4.3.   Disbursements from the Project Fund . .  14
    Section 4.4.   Investment of Bond Fund, Project
                        Fund and Bond Purchase Fund
                        Moneys Permitted . . . . . . . . .  14
                                                            PAGE

                           ARTICLE V

           EFFECTIVE DATE OF THIS AGREEMENT; DURATION
        OF LOAN TERM; LOAN PAYMENTS; SECURITY AGREEMENT

    Section 5.1.   Effective Date of This Agreement;
                        Duration of Loan Term. . . . . . .  15
    Section 5.2.   Delivery and Acceptance of
                        Possession . . . . . . . . . . . .  15
    Section 5.3.   Loan Payments . . . . . . . . . . . . .  15
    Section 5.4.   Additional Payment Obligations of
                        the Company. . . . . . . . . . . .  16
    Section 5.5.   Letter of Credit; Alternate Credit
                        Facility; Fixed Rate Credit
                        Facility . . . . . . . . . . . . .  17
    Section 5.6.   Administrative Expenses . . . . . . . .  19
    Section 5.7.   Obligations of Company Hereunder
                        Absolute and Unconditional . . . .  20
    Section 5.8.   Company Consent to Assignment of
                        Agreement and Execution of
                        Indenture. . . . . . . . . . . . .  21
    Section 5.9.   Company's Performance Under
                        Indenture. . . . . . . . . . . . .  21

                           ARTICLE VI

         MAINTENANCE, MODIFICATION, TAXES AND INSURANCE

    Section 6.1.   Maintenance and Modification of
                        Project by Company . . . . . . . .  22
    Section 6.2.   Removal and Substitution of
                        Equipment. . . . . . . . . . . . .  22
    Section 6.3.   Taxes, Other Governmental Charges
                        and Utility Charges. . . . . . . .  22
    Section 6.4.   Insurance Required. . . . . . . . . . .  23
    Section 6.5.   Other Issuer Expenses . . . . . . . . .  23
    Section 6.6.   Indemnification of Issuer . . . . . . .  23
    Section 6.7.   Limited Liability; Immunity of
                        Directors of Issuer. . . . . . . .  25
    Section 6.8.   Worker's Compensation . . . . . . . . .  25

                          ARTICLE VII

              DAMAGE, DESTRUCTION AND CONDEMNATION

    Section 7.1.   Damage, Destruction and Condemnation. .  26
    Section 7.2.   Condemnation of Company-Owned
                        Property . . . . . . . . . . . . .  26

                                                            PAGE

                          ARTICLE VIII

                       SPECIAL AGREEMENTS

    Section 8.1.   No Warranty of Condition or
                        Suitability by the Issuer. . . . .  27
    Section 8.2.   Inspection of the Project . . . . . . .  27
    Section 8.3.   Company to Maintain Its Corporate
                        Existence; Exceptions
                        Permitted. . . . . . . . . . . . .  27
    Section 8.4.   Covenants of the Company with Respect
                        to Exemption of Interest from
                        Federal Income Taxation. . . . . .  28
    Section 8.5.   Non-Arbitrage Covenant. . . . . . . . .  28
    Section 8.6.   Reserved. . . . . . . . . . . . . . . .  29
    Section 8.7.   Financial Information . . . . . . . . .  29
    Section 8.8.   Covenant Against Discrimination . . . .  29
    Section 8.9.   Taxability Charge . . . . . . . . . . .  29
    Section 8.10.  Fixed Rate. . . . . . . . . . . . . . .  29

                           ARTICLE IX

                ASSIGNMENT, LEASING AND PLEDGING

    Section 9.1.   Assignment and Leasing. . . . . . . . .  30
    Section 9.2.   Restrictions on Issuer. . . . . . . . .  30

                           ARTICLE X

                 EVENTS OF DEFAULT AND REMEDIES

    Section 10.1.  Events of Default Defined . . . . . . .  31
    Section 10.2.  Remedies. . . . . . . . . . . . . . . .  32
    Section 10.3.  No Remedy Exclusive . . . . . . . . . .  34
    Section 10.4.  Agreement to Pay Counsel Fees
                        and Expenses . . . . . . . . . . .  34
    Section 10.5.  No Additional Waiver Implied by
                        One Waiver . . . . . . . . . . . .  34

                           ARTICLE XI

                     PREPAYMENT OF THE LOAN

    Section 11.1.  Options to Prepay Loan Payments . . . .  35
    Section 11.2.  Obligation to Prepay Loan Payments
                        Upon Determination of
                        Taxability . . . . . . . . . . . .  36
                                                            PAGE

                     ARTICLE XI (Continued)

    Section 11.3.  Mandatory Prepayment. . . . . . . . . .  38
    Section 11.4.  Relative Position of Options and
                        Indenture. . . . . . . . . . . . .  38

                          ARTICLE XII

                         MISCELLANEOUS

    Section 12.1.  Notices . . . . . . . . . . . . . . . .  39
    Section 12.2.  Binding Effect. . . . . . . . . . . . .  40
    Section 12.3.  Severability. . . . . . . . . . . . . .  40
    Section 12.4.  Amounts Remaining in Bond Fund or
                        Bond Purchase Fund . . . . . . . .  40
    Section 12.5.  Delegation of Duties by Issuer. . . . .  40
    Section 12.6.  Amendments, Changes and
                        Modifications. . . . . . . . . . .  41
    Section 12.7.  Counterparts. . . . . . . . . . . . . .  41
    Section 12.8.  Captions. . . . . . . . . . . . . . . .  41
    Section 12.9.  Law Governing Construction of
                        Agreement. . . . . . . . . . . . .  41
    Section 12.10. References to Bank. . . . . . . . . . .  41

SIGNATURES AND SEALS . . . . . . . . . . . . . . . . . . .  43

EXHIBIT "A" -- FORM OF REQUISITION . . . . . . . . . . . . A-1
                          LOAN AGREEMENT


    THIS LOAN AGREEMENT (the "Agreement") is entered into as of January 6, 1994, by and between the RHODE ISLAND PORT AUTHORITY AND ECONOMIC DEVELOPMENT CORPORATION (the "Issuer"), a public corporation, governmental agency and public instrumentality of the State of Rhode Island, and NEWPORT ELECTRIC CORPORATION (the "Company"), a Rhode Island corporation.

                    W I T N E S S E T H:

    In consideration of the respective representations and agreements hereinafter contained, the Issuer and the Company DO HEREBY AGREE, as follows (provided, that in the performance of the agreements of the Issuer herein contained, any obligation it may thereby incur for the payment of money shall not be a debt of the State of Rhode Island or any political subdivision thereof and neither the State of Rhode Island nor any political subdivision thereof shall be liable on such obligation but such obligation shall be payable solely out of the "Pledged Revenues" (hereinafter defined), revenues derived from the sale of the "Bonds" (hereinafter defined) and amounts on deposit from time to time in the "Bond Fund" (hereinafter defined), subject to the provisions of this Agreement and the "Indenture" (hereinafter defined) permitting the application thereof):

                           ARTICLE I

      DEFINITIONS AND CERTAIN RULES OF INTERPRETATION

    Section 1.1. Definitions. In addition to the words and terms elsewhere defined herein, the following words and terms as used herein shall have the following meanings unless the context or use clearly indicates another or different meaning or intent, and any other words and terms defined in the Indenture shall have the same meanings when used herein as assigned them in the Indenture unless the context or use clearly indicates another or different meaning or intent:

    "Act" means Chapter 64 of Title 42 of the General Laws of the State of Rhode Island, 1956 (1993 Reenactment), as amended and supplemented;

    "Administrative Expenses" means (i) a percentage administrative fee, if any, set by vote of the Board of Directors of the Issuer, in no case to exceed 1/8 of 1% per year of the principal amount of the Bonds outstanding, and (ii) the reasonable and necessary expenses incurred by the Issuer in connection with this Agreement and the Indenture;

    "Agreement" means this Loan Agreement, dated as of January 6, 1994, by and between the Issuer and the Company, including any amendments hereto;

    "Authorized Company Representative" means the person at the time designated to act on behalf of the Company by written certificate furnished to the Issuer and the Trustee containing the specimen signature of such person and signed on behalf of the Company by the Chairman or the President, any Vice President, Treasurer, Assistant Treasurer or Secretary of the Company. Such certificate may designate an alternate or alternates;

    "Authorized Issuer Representative" means the person at the time designated to act on behalf of the Issuer by written certificate furnished to the Company and the Trustee containing the specimen signature of such person and signed on behalf of the Issuer by its Chairman, Vice Chairman, Executive Director, Secretary, Assistant Secretary, Deputy Director of Finance, Treasurer or their respective designees. Such certificate may designate an alternate or alternates;

    "Bank" means Canadian Imperial Bank of Commerce, in its capacity as the issuer of the Letter of Credit, its successors in such capacity and their assigns, and upon the issuance of any Alternate Credit Facility, the issuer of such Alternate Letter of Credit.

    "Principal Office" of the Bank means the principal office of Canadian Imperial Bank of Commerce which office at the date of issuance and delivery of the Bonds is located at 425 Lexington Avenue, New York, New York 10017, and upon the issuance of any Alternate Credit Facility, "Principal Office" of the Bank means the principal office of the issuer of such Alternate Credit Facility;

    "Bond Counsel" means a firm of nationally recognized attorneys at law experienced in the financing of facilities for non-exempt persons through the issuance of tax-exempt revenue bonds under Section 103(b) of the Code and reasonably acceptable to the Issuer;

    "Bond Fund" means the Bond Fund created pursuant to Section 601 of the Indenture and within which there shall be established a Company Payments Account, an Accrued Interest Account, a Credit Facility Account and, if applicable, a Fixed Rate Credit Facility Account;

     "Bond Purchase Agreement" means the Bond Purchase Agreement dated January 5, 1994, between Goldman, Sachs & Co. and the Issuer;

    "Bond Purchase Fund" means the Bond Purchase Fund created pursuant to
Section 801 of the Indenture and within which there shall be established a Company Payments Account, a Remarketing Account and a Credit Facility Account;

    "Bond Registrar" means the Trustee and any successor Trustee appointed and serving in such capacity pursuant to the Indenture. "Principal Office" of the Bond Registrar means the Principal Office of the Trustee designated in the Indenture, and with respect to any successor Bond Registrar appointed and serving in such capacity pursuant to the Indenture, the principal office of such successor Bond Registrar designated in writing to the Issuer, the Company, the Trustee, the Bank, the Paying Agent, any Co-Paying Agent, and the Remarketing Agent;

    "Bondholder" or "holder of the Bonds" means the registered owner of any Bond as shown on the registration books maintained by the Bond Registrar;

    "Bonds" means any and all of the Rhode Island Port Authority and Economic Development Corporation Electric Energy Facilities Revenue Refunding Bonds (Newport Electric Corporation Project - 1994 Series) in the aggregate principal amount of $7,925,000, to be issued by the Issuer under the Indenture. Any percentage of Bonds, specified herein for any purpose, is to be figured on the aggregate principal amount of Bonds then outstanding;

    "Code" means the Internal Revenue Code of 1954, as in effect on September 9, 1982, and such provisions of the Internal Revenue Code of 1986, as amended, as apply to the Bonds;

    "Company" means Newport Electric Corporation, a Rhode Island corporation, its successors and assigns, and any surviving, resulting or transferee corporation as permitted under Section 8.3.

    "Principal Office" of the Company means the principal office of the Company, which office at the date of issuance and delivery of the Bonds is located at 12 Turner Road, Middletown, Rhode Island 02840;

    "Company Documents" means this Agreement, the Remarketing Agent's Agreement, the Reimbursement Agreement, the Inducement Letter and the Tax Regulatory Agreement;

     "Counsel" means an attorney, or firm thereof, admitted to practice law before the highest court of any state in the United States of America or the District of Columbia;

    "Default" means an event or condition the occurrence of which would, with the lapse of time or the giving of notice or both, become an Event of Default;

    "Event of Default" means one of the events so denominated and described in
Section 10.1;

    "Financing Statements" means any and all financing statements (including continuation statements) filed for record from time to time to perfect the security interests created or assigned in the Indenture;

    "Fixed Rate Conversion Date" means the date of conversion of the interest rate on the Bonds to the Fixed Rate pursuant to the Indenture;

    "Indenture" means the Trust Indenture, dated as of January 1, 1994, by and between the Issuer and the Trustee, including any indentures supplemental thereto;

    "Issuer" means the Rhode Island Port Authority and Economic Development Corporation, a public corporation, governmental agency and public instrumentality of the State, duly organized and existing under the laws of the State and any body, board, authority, agency or other political sub-division or instrumentality of the State which shall hereafter succeed to the powers, duties and functions thereof;

    "Letter of Credit" means the irrevocable Letter of Credit to be delivered by the Bank to the Trustee in accordance with Section 5.5 hereof and in the form attached to the Reimbursement Agreement, including any extensions or renewals thereof, or, upon issuance of any Alternate Credit Facility, "Letter of Credit" means and includes such Alternate Credit Facility;

    "Loan Term" means the duration of this Agreement and the interest created hereby as specified in Section 5.1;

    "Net Proceeds of the Sale of the Bonds" means those proceeds of the sale of the Bonds by the Issuer remaining after the deposit of all accrued interest (if any) received from the sale of the Bonds in the Bond Fund;

    "Outstanding" or "outstanding" when used with reference to the Bonds at any date as of which the amounts of outstanding Bonds is to be determined, means "Outstanding" or "outstanding" as defined in the Indenture;

    "Outstanding Bonds" means the Issuer's $6,045,000 Electric Energy Facilities Revenue Bonds (Newport Electric Corporation Project) Series 1982 A and the Issuer's $1,880,000 Electric Energy Facilities Revenue Bonds (Newport Electric Corporation Project) Series 1988;

    "Paying Agent" and "Co-Paying Agent" means the Trustee and any successor Trustee and any Co-Paying Agent appointed and serving in such capacity pursuant to the Indenture.

    "Principal Office" of the Paying Agent or any Co-Paying Agent means, with respect to the Paying Agent, the Principal Office of the Trustee designated in the Indenture, and with respect to any Co-Paying Agent appointed and serving in such capacity pursuant to the Indenture, the principal office of the Co-Paying Agent designated in writing to the Issuer, the Company, the Trustee, the Bank, the Bond Registrar and the Remarketing Agent;

    "Person" means any natural person, corporation, cooperative, partnership, trust or unincorporated organization, government or governmental body or agency, political subdivision or other legal entity as in the context may be appropriate;

    "Pledged Revenues" means and shall include:

         (a) the loan payments and other payments required to be made by the Company under this Agreement, except for (i) payments to be made to the Trustee for services rendered as Trustee under the Indenture and to the Bond Registrar and Paying Agent for the Bonds, and (ii) expenses, indemnification and other payments required to be made pursuant to sections 5.6, 6.5, 6.6 and 10.4 hereof, and (iii) payments required to be made into the Rebate Fund;

         (b) any proceeds which arise upon any disposition of the Trust Estate; and

         (c) any other revenues arising out of or in connection with the Issuer's interest in the Project; provided, however, that such term shall not include any of the proceeds of any drawing (or deemed drawing) under the Credit Facility or any moneys in the Credit Facility Account in the Bond Fund or the Bond Purchase Fund or in the Fixed Rate Credit Facility Account in the Bond Fund;

     "Reimbursement Agreement" means that certain Reimbursement Agreement by and between the Company and the Bank dated January 6, 1994, including any amendments thereto and any other Reimbursement Agreement by and between the Company and a Credit Facility Issuer including a Fixed Rate Credit Facility Reimbursement Agreement;

    "Related Person", when used with reference to any Substantial User, means a "related person" within the meaning of Section 103(b)(6) of the Code;

    "Remarketing Agent" means the Remarketing Agent appointed pursuant to the Remarketing Agreement and any successor appointed pursuant to the Indenture.

    "Principal Office" of the Remarketing Agent shall mean as to the initial Remarketing Agent, the Office specified in the Indenture and as to any successor the Office of the Remarketing Agent designated in writing to the Issuer, the Company, the Trustee, the Bank, the Paying Agent and the Bond Registrar;

    "Remarketing Agent's Agreement" means that certain Remarketing Agent's Agreement dated January 5, 1994, between the Company, Goldman, Sachs & Co. and approved by the Issuer;

    "Secretary" means the Secretary, Assistant Secretary or his or her designee of the Issuer;

    "State" means the State of Rhode Island and Providence Plantations;

    "Subsidiary" means any corporation at least a majority of whose securities (other than directors' qualifying shares) having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) is at the time owned by another corporation (the "Parent") and/or one or more of the Subsidiaries of the Parent;

    "Substantial User" means, with respect to any "facilities" (as the term "facilities" is used in Section 103(b)(4)(E) of the Code), a "substantial user" of such "facilities" within the meaning of Section 103(b)(13) of the Code;

    "Taxability Change" means any change in the Constitution or laws of the United States of America or the applicable Income Tax Regulations thereunder occurring after the date of issuance of the Bonds which results in the interest on any of the Bonds being included in the gross income of any holder (other than a holder who is a Substantial User or a Related Person);

     "Tender Date" means any Optional Tender Date, Mandatory Tender Date or the Conversion Date (as defined in the Indenture);

    "Trustee" means Rhode Island Hospital Trust National Bank, a national banking association organized and existing under the laws of the United States, as trustee under the Indenture, or any co-trustee or any successor trustee under the Indenture.

    "Principal Office" of the Trustee means the principal corporate trust office of Rhode Island Hospital Trust National Bank, which office on the date of issuance and delivery of the Bonds is located in Canton, Massachusetts, and upon appointment of any successor trustee under the Indenture, "Principal Office" of the Trustee means the principal corporate trust office of any such successor trustee;

    "U.C.C." means the Uniform Commercial Code of the State, as now or hereafter amended;

    Section 1.2. Certain Rules of Interpretation. The definitions set forth in Section 1.1 shall be equally applicable to both the singular and plural forms of the terms therein defined and shall cover all genders.

    "Herein", "hereby", "hereunder", "hereof", "hereinbefore", "hereinafter" and other equivalent words refer to this Agreement and not solely to the particular Article, Section or subdivision hereof in which such word is used.

    Reference herein to an Article number (e.g., Article IV) or a Section number (e.g., Section 6.8) shall be construed to be a reference to the designated Article number or Section number hereof unless the context or use clearly indicates another or different meaning or intent.

                            ARTICLE II

                      REPRESENTATIONS

    Section 2.1. Representations by the Issuer. The Issuer makes the following representations as the basis for the undertakings on its part herein contained:
         (a) Corporate Organization, Authorization and Powers. The Issuer represents and warrants that it is a public corporation, governmental agency and public instrumentality of the State of Rhode Island, with the power under and pursuant to the Act to enter into and perform this Agreement, the Indenture, and the Bond Purchase Agreement and that by proper corporate action it has duly authorized the execution and delivery of this Agreement, the Indenture, and the Bond Purchase Agreement and that it has the power to issue and sell the Bonds in order to refund the Outstanding Bonds pursuant hereto and pursuant to the Indenture. The Issuer further represents and warrants that it has taken all necessary action and complied with all provisions of the Constitution of the State and the Act and that this Agreement, the Indenture, and the Bond Purchase Agreement are valid and binding obligations of the Issuer enforceable in accordance with their terms except as enforceability may be subject to the exercise of judicial discretion in accordance with general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws for the relief of debtors heretofore or hereafter enacted, and the execution and delivery of this Agreement, the Indenture, and the Bond Purchase Agreement and the consummation of the transactions contemplated therein will not conflict with its charter or by-laws, or conflict with, constitute a breach of or default under any bond, indenture, note or other evidence of indebtedness of the Issuer, or any contract, lease or other instrument to which the Issuer is a party or by which it is bound or cause the Issuer to be in violation of any applicable statute or rule or regulation of any governmental authority.

         (b) Limited Special Obligations. Notwithstanding anything herein contained to the contrary, any obligation the Issuer may hereby incur for the payment of money shall not constitute an indebtedness of the State or of any political subdivision thereof within the meaning of any State constitutional provision or statutory limitation and shall not give rise to a pecuniary liability of the State or a political subdivision thereof, or constitute a charge against the general credit or taxing or taking power of the State or a political subdivision thereof, but shall be limited special obligations of the Issuer payable solely from (i) the Pledged Revenues, (ii) revenues derived from the sale of the Bonds, and (iii) amounts on deposit from time to time in the Bond Fund, subject to the provisions of this Agreement and the Indenture permitting the application thereof for the purposes and on the terms and conditions set forth herein and therein.

    It is specifically understood and agreed that the liability of the Issuer for the inaccuracy or nonfulfillment of any of the foregoing representations and warranties shall not constitute nor give rise to any pecuniary liability or charge against the general credit of the Issuer.

    Section 2.2 Representations by the Company. The Company makes the following representations as the basis for the undertakings on its part herein contained:

         (a) Corporate Organization and Power; Subsidiaries. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of the State, (ii) has all requisite corporate power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now being conducted and as presently proposed to be conducted, (iii) has no Subsidiaries; and (iv) is duly qualified as a foreign corporation to do business in any jurisdiction where such qualification is so required.

         (b) Pending or Threatened Litigation. There are no proceedings pending, or to the knowledge of the Company threatened against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which involve the possibility of materially and adversely affecting the properties, business, prospects, profits or condition (financial or otherwise) of the Company, or the ability of the Company to perform its obligations under the Company Documents.

         (c) The Company Documents Are Legal and Authorized. The execution and delivery by the Company of the Company Documents and the compliance by the Company with all of the provisions of each of the Company Documents (i) are within the corporate power and authority of the Company, (ii) will not conflict with or result in any breach of any of the provisions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property of the Company under the provisions of, any agreement, charter document, by-law or other instrument to which the Company is a party or by which it may be bound, or any applicable license, judgment, decree, law, statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company or any of its activities or properties, and (iii) have been duly authorized by all necessary corporate action on the part of the Company. The Company Documents are the valid and binding obligations of the Company and are enforceable in accordance with their respective terms.

         (d) Governmental Consent. Neither the Company nor any of its business or properties, nor any relationship between the Company and any other person, nor any circumstances in connection with the execution, delivery and performance by the Company of the Company Documents or the offer, issue, sale or delivery by the Issuer of the Bonds, is such as to require the consent, approval or authorization of, or the filing, registration or qualification with, any governmental authority on the part of the Company other than authorization from the Rhode Island Public Utilities Commission and authorization from the United States Securities and Exchange Commission (the "SEC") under the Public Utilities Holding Company Act of 1935 which authorizations have been obtained except that the SEC has reserved jurisdiction over the issuance of the Alternate Letter of Credit if the net cost to the Company for the Alternate Letter of Credit exceeds the cost of the initial Letter of Credit.

         (e) No Defaults. No event has occurred and no condition exists with respect to the Company that would constitute an "Event of Default" under any of the Company Documents or the Indenture or which, with the lapse of time or with the giving of notice or both, would become an "Event of Default" under any of the Company Documents or the Indenture. The Company is not in default with respect to an order of any court, governmental authority or arbitration board or tribunal or in violation in any material respect of any agreement, charter document, by-law or other instrument to which it is a party or by which it may be bound, the effect of which default or violation is materially adverse to the properties, business, prospects, profits or condition (financial or otherwise) of the Company.

          (f) Compliance with Law. The Company is not in violation of any laws, ordinances, governmental rules or regulations to which it is subject and has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain might materially and adversely affect the properties, business, prospects, profits or conditions (financial or otherwise) of the Company.

         (g) Operation of Project. The Company intends to operate the Project to the expiration or sooner termination of this Agreement as provided herein as a "project" within the meaning of the Act. The Company also intends to operate or cause the Project to be operated in accordance with all applicable laws which are material until the expiration or sooner termination of this Agreement as provided herein.

         (h) Form 8038 Information. The information furnished by the Company and used by the Issuer in preparing the Form 8038, Information Return for Private Activity Bond Issues, which has been filed by or on behalf of the Issuer with the Internal Revenue Service Center in Philadelphia, Pennsylvania, pursuant to the Code, was true and complete as of the date of filing of said Form 8038.

         (i) Limitation on Maturity. The weighted average maturity of the Bonds does not exceed the weighted average estimated economic life of the components comprising the Project by more than 120%, determined pursuant to Section 147(b) of the 1986 Code.

         (j) Reasonable Expectations. Based on current facts, estimates and circumstances, it is expected that:

             (i) the net proceeds of the sale of the Bonds are needed for the purpose of refunding the Outstanding Bonds, and

            (ii) the Project will not be sold or disposed of, in whole or in part, prior to payment in full of the Bonds.

         (k) Project Complete. The Company represents that the acquisition and construction of the Project is complete on the date of the execution and delivery hereof.

          (l) No Untrue or Omitted Statements. No one of this Agreement, the Bond Purchase Agreement, or the Inducement Letter or any other document, certificate or statement prepared by or on behalf of or furnished by or on behalf of the Company to the Issuer or to the purchasers in connection with this Agreement, or the Bond Purchase Agreement or the Inducement Letter or relating to the issue and sale by the Issuer or the purchase by the purchasers of the Bonds contains any untrue statements of a material fact concerning the Company or omits to state a material fact necessary in order to make the statements contained herein and therein with respect to the Company not misleading. There is no fact since September 30, 1993 which materially adversely affects the business, operations, affairs, conditions, properties or assets of the Company which has not been set forth in a document, certificate or statement furnished to the purchasers by or on behalf of the Company prior to or on the date of delivery hereof.

                           ARTICLE III

                   LOAN OF BOND PROCEEDS

    Section 3.1. Loan of Bond Proceeds. the Issuer agrees to make a loan to the Company by the deposit of the proceeds of the sale of the Bonds in the amount of Seven Million Nine Hundred Twenty-five Thousand Dollars ($7,925,000) to the appropriate funds with the Trustee and the subsequent disbursement thereof in accordance with the terms of this Agreement and the Indenture for the purpose of refunding the Outstanding Bonds. The Company hereby agrees to repay the loan in accordance with Article V of this Agreement.

                            ARTICLE IV

      OPERATION OF THE PROJECT; ISSUANCE OF THE BONDS

    Section 4.1. Operation of the Project. The Company shall maintain, improve and operate the Project as a "project" within the meaning of the Act and in compliance with all applicable building, zoning and land use, environmental protection, sanitary and safety and other laws, rules and regulations and shall not permit a nuisance therein; but it shall not be a breach of this Section if the Company fails to comply with such laws, rules and regulations during any period in which the Company shall in good faith diligently contest the validity thereof.

    Section 4.2. Agreement to Issue Bonds; Application of Bond Proceeds. In order to provide funds for making the loan referred to in Section 3.1 hereof, the Issuer agrees that as soon as possible it will authorize, sell and cause to be delivered to the initial purchaser or purchasers thereof, the Bonds, bearing interest and maturing as set forth in Article II of the Indenture, at a price to be approved by the Company plus accrued interest (if any) to the date of issuance and delivery of the Bonds, and it will thereupon deposit all accrued interest (if any) received upon the sale of the Bonds in the Bond Fund and will deposit all proceeds from said sale in the Project Fund.

    Section 4.3. Disbursements from the Project Fund. The Issuer will pursuant to the Indenture authorize and direct the Trustee to use the moneys in the Project Fund for the redemption of the Outstanding Bonds.

    The Company agrees for the benefit of the Trustee and the holders of the Bonds that the proceeds of the Bonds will not be used in any manner which would result in the loss of the exemption from federal income taxation of the interest on the Bonds.

    Section 4.4. Investment of Bond Fund, Project Fund and Bond Purchase Fund Moneys Permitted. Any moneys held in the Bond Fund, Project Fund and the Bond Purchase Fund shall be invested or reinvested by the Trustee upon the request and direction of the Company in Permitted Investments, to the extent permitted by the laws of the State in the manner provided in Article X of the Indenture.

                            ARTICLE V

             EFFECTIVE DATE OF THIS AGREEMENT;
  DURATION OF LOAN TERM; LOAN PAYMENTS; SECURITY AGREEMENT

    Section 5.1. Effective Date of This Agreement; Duration of Loan Term. This Agreement shall become effective upon its execution and delivery and the rights and obligations created hereby shall then begin, and, subject to the other provisions hereof (including particularly Articles X and XI), shall expire upon Payment in Full of the Bonds.

    Section 5.2. Delivery and Acceptance of Possession. The Company shall be entitled to sole and exclusive possession of the Project (subject to the right of the Issuer and the Trustee to enter thereon for inspection purposes and to the other provisions of Section 8.2).

    Section 5.3.  Loan Payments.

         (a) To repay the loan described in Section 3.1 hereof, the Company agrees to pay to the Trustee, as assignee and pledgee of and for the account of the Issuer, for deposit in the Company Payments Account in the Bond Fund, on or before each date on which any principal, or redemption premium, if any, or interest shall become due, amounts sufficient, together with any moneys then held by the Trustee in the Bond Fund and available for such purpose under Section 603 of the Indenture, to pay the principal of, and the redemption premium (if any) and the interest on, the Bonds as the same become due on such date, whether at maturity, upon redemption or by acceleration or otherwise; provided, however, that if the Credit Facility is outstanding, payments hereunder required to pay principal or interest (but not the redemption premium) on the Bonds, whether at maturity, upon redemption or by acceleration or otherwise, shall be made subject to Section 213 of the Indenture on behalf of the Company by the Trustee with funds drawn by the Trustee under the Letter of Credit pursuant to Section 902 of the Indenture, and any amounts so drawn under the Credit Facility shall be credited against the loan payments due from the Company hereunder with respect to such payments on the Bonds to the extent that funds are drawn under the Credit Facility and applied by the Trustee to such payments on the Bonds; and provided further, that so long as any Fixed Rate Credit Facility is in place, any amounts drawn under any such Fixed Rate Credit Facility shall be credited against the loan payments due hereunder to the extent such amounts are applied by the Trustee to such payments on the Bonds. Notwithstanding anything herein to the contrary, if on any date on which principal of, or redemption premium, if any, or interest on the Bonds is due, the amount theretofore paid by or on behalf of the Company hereunder is, for any reason, insufficient to make the required payment on the Bonds on such date, the Company hereby agrees to immediately pay an amount equal to such deficiency to the Trustee. All such payments shall be made to the Trustee at its Principal Office in lawful money of the United States of America which will be immediately available on the date each such payment is due.

         (b) The Company hereby authorizes the Trustee to make drawings under the Credit Facility in accordance with the terms thereof from time to time to the extent necessary to provide funds which shall be sufficient, together with any moneys held by the Trustee in the Bond Fund and available for such purpose under
              Section 603 of the Indenture, to pay the principal of and the interest on the Bonds when the same shall become due, whether at maturity, upon redemption or by acceleration or otherwise.

         (c) Anything herein, in the Indenture or in the Bonds to the contrary notwithstanding, the obligations of the Company hereunder shall be subject to the limitation that payments constituting interest under this Section shall not be required to the extent that the receipt of such payments by the holder of any Bond would be contrary to the provisions of law applicable to such holder which limit the maximum rate of interest which may be charged or collected by such holder.

    Section 5.4.  Additional Payment Obligations of the Company.

         (a) The Company agrees to pay to the Trustee, for deposit in the Company Payments Account in the Bond Purchase Fund, on or before each Tender Date amounts sufficient, together with any moneys then held by the Trustee in the Bond Purchase Fund and available for such purpose under Section 803 of the Indenture, to enable the Trustee to pay the purchase price of any Bonds to be purchased by the Trustee on such Tender Date pursuant to Section 301 or 302 of the Indenture; provided, however, that if the Letter of Credit is outstanding, payment of the purchase price of Bonds on any Tender Date shall be made, to the extent provided in the Indenture, by the Trustee with funds drawn by the Trustee under the Letter of Credit pursuant to Section 902 of the Indenture, and no additional payments shall be due or paid by the Company hereunder with respect to the purchase price of such Bonds to the extent that funds are drawn under the Letter of Credit and applied by the Trustee to payment of the purchase price of the Bonds purchased on such date. Notwithstanding anything herein to the contrary, if on any Tender Date, the amount theretofore paid by or on behalf of the Company hereunder is, for any reason, insufficient to pay the purchase price of the Bonds being tendered on such date, the Company hereby agrees to immediately pay an amount equal to such deficiency to the Trustee. All such payments shall be made to the Trustee at its Principal Office in lawful money of the United States of America which will be immediately available on the date each such payment is due.

         (b) The Company hereby authorizes the Trustee to make drawings under the Letter of Credit in accordance with the terms thereof to the extent necessary to provide funds which shall be sufficient, together with the amount of funds held by the Trustee in the Bond Purchase Fund and available for that purpose under Section 803 of the Indenture, to pay the purchase price of Bonds purchased by the Trustee on any Tender Date.

         (c) The Company hereby authorizes the Trustee to purchase Bonds for the Company's account pursuant to Sections 301 and 302 of the Indenture. The Issuer and the Company agree that the Trustee in such capacity shall be acting solely for the benefit of the Company, and no purchase of Bonds by the Trustee in such capacity shall constitute a redemption of Bonds or an extinguishment of the debt thereby evidenced.

    Section 5.5. Letter of Credit; Alternate Credit Facility; Fixed Rate Credit Facility.

         (a) At all times prior to the Fixed Rate Conversion Date, the Company shall arrange for the Letter of Credit to be in effect with such terms and conditions as required under Section 901 of the Indenture.

         (b) At any time prior to the 45th day preceding the Interest Payment Date preceding the scheduled expiration date of the initial Letter of Credit (or any Alternate Credit Facility) the Company may deliver to the Trustee an Alternate Credit Facility which shall be effective on or before the scheduled expiration date of the Letter of Credit. An Alternate Credit Facility shall be an irrevocable letter of credit issued by a commercial bank organized and doing business in the United States, with a term of at least 360 days, the terms of which shall in all material respects be the same as the initial Letter of Credit (except that the expiration date of such Alternate Credit Facility may be later than (January 6, 1997); provided, however, that on or before the date of such delivery of an Alternate Credit Facility to the Trustee, (i) if the Bonds are rated at the time of such delivery, the Company shall furnish to the Trustee and Paying Agent written evidence from Moody's, if the Bonds are rated by Moody's, and from S&P, if the Bonds are rated by S&P, that such rating agency has reviewed the proposed Alternate Credit Facility and that the substitution of the proposed Alternate Credit Facility will not, by itself, result in a reduction of its rating of the Bonds from that which then prevails or (ii) if the Bonds are not then rated, the Company shall furnish to the Trustee written evidence that the issuer of the proposed Letter of Credit constitutes a commercial bank organized and doing business in the United States and having capital, surplus and profit of at least $100,000,000 and has long-term debt rated by Moody's or S&P in one of its two (2) highest rating categories (without regard to any refinement or gradation within a rating category); and provided, further, that on or prior to the date of delivery of an Alternate Credit Facility to the Trustee, the Company shall furnish to the Trustee an opinion of Bond Counsel stating that the delivery of such Alternate Credit Facility to the Trustee is lawful under applicable law, is authorized under this Agreement and complies with the terms hereof and does not adversely affect the exemption from federal income taxes of the interest on the Bonds.

         (c) Not less than 40 days preceding the Interest Payment Date preceding the expiration date of the Letter of Credit or any Alternate Credit Facility, the Company shall arrange for the delivery to the Trustee of a Fixed Rate Credit Facility as described in this paragraph to be in effect on the Fixed Rate Conversion Date. After the Fixed Rate Conversion Date, the Company may, at its option, subject to the provisions of this Section and Section 904A of the Indenture, at any time prior to 40 days preceding the scheduled expiration date of a Fixed Rate Credit Facility, deliver to the Trustee a Fixed Rate Credit Facility in substitution for a Fixed Rate Credit Facility previously supplied, which substitute Fixed Rate Credit
              Facility shall be in effect on the date of expiration of the previously supplied Fixed Rate Credit Facility. On or prior to the date of delivery of any Fixed Rate Credit Facility to the Trustee, the Company shall furnish to the Trustee and the Issuer an opinion of Bond Counsel stating that the delivery of such Fixed Rate Credit Facility to the Trustee is lawful under applicable law and permitted under this Agreement and complies with the terms hereof and that the delivery of such Fixed Rate Credit Facility will not adversely affect the exemption from federal income taxes of the interest on the Bonds.

         (d) Before the Fixed Rate Conversion Date, at any time prior to 40 days preceding the Interest Payment Date preceding the scheduled expiration date of the Letter of Credit or any Alternate Credit Facility and, after the Fixed Rate Conversion Date, at any time prior to the 40 days preceding the scheduled expiration date of any Fixed Rate Credit Facility, upon written notice provided to the Issuer, the Trustee and the Remarketing Agent, the Letter of Credit, or Alternate Credit Facility or Fixed Rate Credit Facility, as the case may be, may be extended or renewed from time to time.

    Section 5.6. Administrative Expenses. So long as any portion of the principal amount of the Bonds remains outstanding, the Company covenants and agrees to pay to the Issuer on June 1 and December 1 of each year commencing June 1, 1994 one-half of the Issuer's annual Administrative Expenses.

    The Company shall pay, or cause to be paid out of its own funds, (i) the reasonable fees and charges of the Issuer, as and when the same become due, including the reasonable fees of its Counsel (including Bond Counsel), (ii) the reasonable fees and charges of the Trustee for Ordinary Services rendered as Trustee under the Indenture and its reasonable Ordinary Expenses incurred as Trustee under the Indenture, including the reasonable fees of its Counsel,
(iii) the reasonable fees and charges of the Trustee for Extraordinary Services rendered as Trustee under the Indenture and reasonable Extraordinary Expenses incurred as Trustee under the Indenture, as and when the same become due, including the reasonable fees of its Counsel, (iv) the reasonable fees and expenses of the Paying Agent and any Co-Paying Agent for acting as Paying Agent for the Bonds, as and when the same become due, including the reasonable fees of its Counsel, (v) the reasonable fees and charges of the Bond Registrar for acting as Bond Registrar for the Bonds, as and when the same become due, including the reasonable fees of its Counsel, and (vi) the reasonable fees and charges of the Remarketing Agent for acting as Remarketing Agent for the Bonds, as and when the same become due, including the reasonable fees of its Counsel.

    The Company further agrees to indemnify the Trustee, Paying Agent, Depository and Bond Registrar for, and to hold them harmless against, any loss, liability or expense incurred without negligence or bad faith on their part, arising out of or in connection with the acceptance or administration of the Indenture, including the costs and expenses of defending themselves against any claim or liability in connection with the exercise or performance of any of their powers or duties under the Indenture.

    If the Company should fail to make any of the payments required in this Section, the item or installment which the Company has failed to make shall continue as an obligation of the Company until the same shall have been fully paid, and the Company agrees to pay the same with interest thereon at the Prime Rate per annum.

    Section 5.7. Obligations of Company Hereunder Absolute and Unconditional. The obligations of the Company to make the payments required to be made in
Section 5.3, 5.4 and 5.6 and to perform and observe the other agreements on its part contained herein shall be absolute and unconditional and shall not be subject to diminution by set-off, counterclaim, abatement or otherwise. Until such time as the principal of, the redemption premium (if any) and the interest on, the Bonds shall have been paid in full, the Company (a) will not suspend or discontinue any payments required to be made under Sections 5.3,
5.4 and 5.6 except to the extent the same have been prepaid, (b) will perform and observe all of its other agreements contained herein, and (c) except as provided in Sections 11.1 and 11.2, will not terminate the Loan Term for any cause, including, without limiting the generality of the foregoing, failure of the Company's title in and to the Project or any part thereof, any acts or circumstances that may constitute failure of consideration, sale, loss, eviction or constructive eviction, destruction of or damage to the Project, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the State or any political subdivision of either or any failure of the Issuer to perform and observe any agreement, whether express or implied, or any duty, liability or obligation arising out of or in connection herewith or with the Indenture. Nothing contained in this Section shall be construed to release the Issuer from the performance of any of the agreements on its part herein contained; and if the Issuer should fail to perform any such agreement, the Company may institute such action against the Issuer as the Company may deem necessary to compel performance or recover its damages for nonperformance so long as such action shall not do violence to the agreements on the part of the Company contained in the preceding sentence. The Company may, however, at its own cost and expense and in its own name or in the name of the Issuer, prosecute or defend any action or proceeding or take any other action involving third persons which the Company deems reasonably necessary in order to secure or protect its right of possession, occupancy and use of the Project, and in such event the Issuer hereby agrees to cooperate fully with the Company.

    Nothing contained herein shall be construed as a waiver of any rights which the Company may have against the Issuer under this Agreement, or against any person under this Agreement, the Indenture or otherwise, or under any provision of law.

    Section 5.8. Company Consent to Assignment of Agreement and Execution of Indenture. The Company understands that the Issuer, as security for the payment of the principal of, the redemption premium (if any) and the interest on, the Bonds, will assign and pledge to, and create a security interest in favor of, the Trustee pursuant to the Indenture certain of its rights, title and interest in and to this Agreement including all Pledged Revenues reserving, however, its rights (a) pursuant to this Agreement providing that copies of notices, approvals, consents, requests and other communications be given to the Issuer, (b) to reimbursement and payment of costs and expenses under Sections 5.6, 6.5 and 10.4, (c) of access under Section 8.2, and (d) to indemnification and to exemption from liability, both individual and corporate, under Sections 6.6 and 8.1, and the Company hereby agrees and consents to such assignment and pledge. The Company acknowledges that it has received a copy of the Indenture and consents to the execution of the same by the Issuer.

    The Issuer and the Company recognize and agree that the assignment and pledge by the Issuer of its rights in this Agreement to the Trustee pursuant to the Indenture shall not extinguish any of the rights or protections of the Issuer under this Agreement, including, but not limited to, the provisions relating to indemnification and insurance protection.

    Section 5.9. Company's Performance Under Indenture. The Company agrees, for the benefit of the bondholders, to do and perform all acts and things contemplated in the Indenture to be done or performed by it.

                            ARTICLE VI

       MAINTENANCE, MODIFICATION, TAXES AND INSURANCE

    Section 6.1.  Maintenance and Modification of Project by Company.

         (a) Throughout the Loan Term the Company shall at its own expense keep the Project in as reasonably safe condition as the operation thereof will permit.

         (b) The Company may, from time to time, in its sole discretion and at its own expense, make any additions, modifications or improvements to the Project, including installation of additional machinery, equipment, and related property, which it may deem desirable for its business purposes; provided that such additions, modifications and improvements do not change the Project's character to such an extent that the Project would not constitute a "project" within the meaning of the Act. All machinery, equipment and related property so installed by the Company shall remain the sole property of the Company in which the Issuer shall not have any interest and may be modified or removed at any time.

    Section 6.2. Removal and Substitution of Equipment. The Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable, inappropriate or unnecessary equipment. If the Company, in its sole discretion, determines that any such items of equipment have become inadequate, obsolete, worn out, unsuitable, undesirable, inappropriate or unnecessary for its purposes at such time, the Company may remove such items from the Project and sell, trade in, or otherwise dispose of them (as a whole or in part) without any responsibility or accountability to the Issuer or the Trustee therefor. The removal from the Project of any portion of the equipment pursuant to the provisions of this Section shall not entitle the Company to any diminution in or postponement or abatement of the payments required to be made by the Company under Sections 5.3. and 5.4.

    Section 6.3. Taxes, Other Governmental Charges and Utility Charges. The Company shall pay or cause to be paid promptly as the same become due, and before any penalty is added thereto or imposed thereon because of nonpayment, all Impositions. The term "Impositions" as used herein shall mean all taxes and assessments, including, but not limited to, real estate taxes, ad valorem taxes, use and occupancy taxes, personal property taxes, transit taxes, water and sewer charges, rates and rents, charges for utility services, excises, levies, license and permit fees, mercantile taxes, gross receipts taxes, sales taxes and other charges, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may during the Loan Term be assessed, levied, charged, confirmed or imposed upon or become payable out of or become a lien on the Project, or any part thereof, or the interest of the Company therein.

    The Company may, at its own expense and in its own name, in good faith contest any such taxes, assessments and other charges and, in the event of any such contest, may permit the taxes, assessments and other charges so contested to remain unpaid during the period of such contest and any appeal therefrom.

    Section 6.4. Insurance Required. Throughout the Loan Term the Company shall keep the Project, or cause the Project to be kept, continuously insured against such risks as is prudent, in the reasonable opinion of the Company, paying as the same become due all premiums in respect thereto; and provided, however, that if the Company maintains a program of self-insurance with respect to other properties owned by the Company, the Company may, at its election, insure the Project partially or wholly under such self-insurance program.

    Notwithstanding the foregoing, throughout the Loan Term the Company shall keep in full force and effect with an insurance company authorized to do business within the State and approved by the Issuer, public liability insurance in an amount not less than $1,000,000 per occurrence for bodily injury, death and property damage. All proceeds of insurance carried by the Company pursuant to this paragraph shall be applied toward extinguishment or satisfaction of the liability with respect to which such insurance proceeds may be paid.

    Section 6.5. Other Issuer Expenses. Anything to the contrary herein notwithstanding, the Company shall pay any expenses not specifically mentioned herein which are incurred by the Issuer, the State or any political subdivision of the State in connection with the Project, this Agreement, the Indenture, the Letter of Credit, the Financing Statements or the Bonds.

    The provisions of this Section shall survive the termination of this Agreement.

    Section 6.6. Indemnification of Issuer. The Company recognizes that the Issuer is entering into, executing and delivering this Agreement and participating in the financing contemplated by the Agreement as an accommodation to the Company and for the benefit of the Company pursuant to the intent of the Act. The Company covenants and agrees that neither the Issuer nor any member of its Board nor any officer, agent, attorney or employee of the Issuer shall be liable to the Company on account of any matter or thing whatsoever. In addition, the Company hereby agrees to protect and indemnify the Issuer, its agents, members, officers, attorneys and employees against and to hold them harmless and defend them from any loss, expense (including counsel fees) or liability of any nature whatsoever incurred by reason of the Issuer's said participation. The within provision, together with the provisions of Section 6.4 relating to insurance protection of the Issuer, and every other provision of this Agreement which grants specific protection and benefits for the Issuer and its interests hereunder, shall continue for the benefit of the Issuer throughout the Loan Term and shall survive any assignment or termination hereof.

    Without in any way limiting the indemnification set forth in the preceding paragraph, the Company agrees to indemnify and hold the Issuer and its members, directors, officers and employees harmless from and against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended and any other securities laws, or otherwise, including the Glass-Steagall Act, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of the sale of the Bonds or the subsequent tendering or remarketing of the Bonds, and the Company will reimburse such persons for any legal or other expenses reasonably incurred in connection with investigating, defending or preparing to defend any such action or claim.

    Without in any way limiting the indemnification set forth in the preceding paragraphs, the Company hereby agrees to indemnify and hold the Issuer harmless from any and all liability, loss, damages, costs and expenses of any nature (including interest and counsel fees) arising out of or in connection with the Remarketing Agent's or the Company's obligations under the Remarketing Agreement.

    Nothing contained in this Section 6.6 shall be construed to indemnify any person or entity from any liability arising out of such person's or such entity's gross negligence or willful misconduct.

     Section 6.7. Limited Liability; Immunity of Directors of Issuer. This Agreement does not pledge the general credit or the taxing or taking power of the State or any political subdivision thereof. The liability of the Issuer shall be limited to the proceeds received from the repayment of the loan hereunder.

    It is understood and agreed that the Issuer is not generally or personally liable for the debt or any portion of the debt evidenced by this Agreement or the interest thereon; neither is the Issuer nor are the directors of the Issuer, the agents, attorneys or employees of the Issuer, or their respective heirs, personal representatives or successors personally or generally liable in connection with any matter, cause or thing pertaining to this Agreement, the Financing Statements or any instruments and documents executed and delivered by the Issuer in connection with the Project or the Bonds.

    No covenant or agreement contained in this Agreement shall be deemed to be the covenant or agreement of any director, officer, attorney, agent or employee of the Issuer in an individual capacity. No recourse shall be had for the payment of the principal or the interest thereon, if any, payable upon the redemption of the Bonds or any claim based thereon against any officer, director, agent, attorney or employee of the Issuer past, present or future, or its successors or assigns, as such, either directly or through the Issuer, or any such successor corporation, whether by virtue of any constitutional provision, statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all of such liability of such directors, officers, agents, attorneys or employees, being hereby released as a condition of, and as a consideration for, the execution and delivery of this Agreement.

    Section 6.8. Worker's Compensation. At all times until the end of the term of this Agreement, the Company shall comply with the laws of the State relating to Worker's Compensation with respect to the Project.

                           ARTICLE VII

             DAMAGE, DESTRUCTION AND CONDEMNATION


    Section 7.1. Damage, Destruction and Condemnation. If prior to payment in full of the Bonds the Project is damaged by fire or other casualty, or the title in and to, or the temporary use of, the Project or any part thereof shall be taken under the exercise of the power of eminent domain by any governmental body or by any other person acting under governmental authority, or the Project or any part thereof is sold in lieu of such exercise of the power of eminent domain, the Company shall be obligated to continue to make the payments required to be made by the Company under Sections 5.3, 5.4 and 5.6.

    The Issuer shall cooperate fully with the Company in the handling and conduct of any prospective or pending eminent domain proceeding with respect to the Project or any part thereof. In no event will the Issuer voluntarily settle, or consent to the settlement of, any prospective or pending eminent domain proceeding with respect to the Project or any part thereof without the written consent of the Company.

    Section 7.2. Condemnation of Company-Owned Property. The Company shall be entitled to the proceeds of any condemnation award made for damages to or taking of its own property including the Project.

                           ARTICLE VIII

                     SPECIAL AGREEMENTS

    Section 8.1. No Warranty of Condition or Suitability by the Issuer. THE ISSUER MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE CONDITION OF THE PROJECT OR THAT IT IS SUITABLE FOR THE COMPANY'S PURPOSES OR NEEDS.

    Section 8.2. Inspection of the Project. The Company agrees that the Issuer and the Trustee and their duly authorized agents who are acceptable to the Company shall have the right at reasonable times during business hours, subject to the Company's usual safety and security requirements for persons on the Project, to enter upon the Project and to examine and inspect the Project without interference or prejudice to the Company's operations; provided, however, that any such right of inspection shall be solely (a) in the case of the Issuer, for the purpose of determining the Company's compliance with this Agreement, and (b) in the case of the Trustee, for the purpose of (i) determining the Company's compliance with this Agreement, and (ii) enforcing the rights of the bondholders pursuant to the Trustee's responsibilities under the Indenture. Before exercising any such right of inspection, the Issuer or the Trustee, as the case may be, shall first give notice, written or oral, to the Company at least three (3) hours prior to making the requested inspection of the Project.

    Section 8.3. Company to Maintain Its Corporate Existence; Exceptions Permitted. The Company agrees that so long as the Bonds remain outstanding it shall maintain its corporate existence and shall not merge or consolidate with any other corporation and shall not transfer or convey all or substantially all of its property, assets and licenses; provided, however, the Company may, without violating any provision hereof, consolidate with or merge into another corporation or permit one or more other corporation to consolidate with or merge into it, or transfer all or substantially all of its assets to another corporation and thereafter dissolve, but only on condition that the assignee corporation or the corporation resulting from or surviving such merger (if other than the Company) or consolidation of the corporation to which such transfer is made is in compliance with the terms of this Section and shall expressly assume in writing and agree to perform all of the Company's obligations under this Agreement. Provided, however, the Company may sell or lease all or substantially all of its transmission and generation facilities, including purchase power contracts, to Montaup Electric Company. If the Company is the surviving corporation in such a merger, the express assumption referred to above shall not be required.

    Section 8.4. Covenants of the Company with Respect to Exemption of Interest from Federal Income Taxation. The Bonds are being issued by the Issuer in compliance with the conditions necessary for the interest income on the Bonds to be exempt from Federal income taxation pursuant to the provisions of Section 103(b) of the Code relating to "industrial development bonds" substantially all of the proceeds of which are to be used for the acquisition, construction, reconstruction or improvement of land or property of a character subject to the allowance for depreciation under Section 167 of the Code. It is the intention of the parties hereto that the interest on the Bonds be and remain free from Federal income taxation, and, to that end, the Company hereby covenants with the Trustee and each of the holders of any Bonds, as follows:
         (a) that it will not cause or permit the proceeds of the Bonds to be used in a manner which will cause the interest on the Bonds to lose the exemption from Federal income taxation conferred by
              Section 103(b) of the Code;
         (b) that, during the Loan Term, the Company will fully comply with all effective rules, rulings and regulations promulgated by the Department of Treasury or the Internal Revenue Service with respect to bonds issued under Section 103(b) of the Code so as to maintain the tax-exempt status of the interest payable on the Bonds; and

         (c) that the Company will make no change in the Project which would result in (i) the Project not being a "project" within the meaning of the Act, (ii) less than substantially all of the net proceeds of the sale of the Bonds being used to pay the costs of land or property of a character subject to the allowance for depreciation under Section 167 of the Code, or (iii) a violation of the limitation on maturity of the Bonds under Section 103(b)(14) of the Code.

    Section 8.5. Non-Arbitrage Covenant. The Company hereby represents that it has not taken or omitted to take, or permitted to be taken on its behalf, and agrees not to take or omit to take, or permit to be taken on the Company's behalf, any action which, if taken or omitted, would adversely effect the excludability from the gross income of the Bondholders of the interest paid on the Bonds for Federal income tax purposes, and that the Company shall take, or require to be taken, such acts as may be required of the Company from time to time under applicable law or regulation to continue that exclusion. The representations, warranties, covenants and statements of expectation of the Company set forth in the Tax Regulatory Agreement are by this reference incorporated in this Agreement as though fully set forth herein.

    Section 8.6.  [Reserved]

    Section 8.7. Financial Information. The Company hereby covenants and agrees to provide to the Issuer the balance sheets and other statements required to be furnished to the Bank pursuant to the Reimbursement Agreement as the same is in effect on the date hereof.

    Section 8.8. Covenant Against Discrimination. The Company agrees and warrants that in the performance of this Agreement it will not discriminate or permit discrimination against any person or group of persons on the grounds of race, color, religion, sex or national origin in any manner prohibited by the laws of the United States or the State.

    Section 8.9. Taxability Change. In the event of a Taxability Change, the Company agrees to advise the Trustee in writing that a Determination of Taxability has occurred.

    Section 8.10. Fixed Rate. The Company may, at any time, by written notice of the exercise of its option, which option is hereby granted to the Company, cause the interest payable on the Bonds to convert to the Fixed Rate in accordance with the terms and provisions in Section 206A of the Indenture.

                            ARTICLE IX

              ASSIGNMENT, LEASING AND PLEDGING

    Section 9.1. Assignment and Leasing. This Agreement may be assigned, in whole or in substantial part, and the Project may be leased, as a whole or in part, by the Company without the necessity of obtaining the consent of the Issuer or the Trustee, subject, however, to the following conditions:

         (a) no assignment (other than pursuant to Section 8.3) or lease shall relieve the Company from primary liability for any of its obligations hereunder, and if any such assignment occurs the Company shall continue to remain primarily liable for the payments to be made by the Company under Sections 5.3, 5.4 and
              5.6 and for performance and observance of the other agreements on its part herein provided to be performed and observed by it;

         (b) the assignee or lessee shall assume the obligations of the Company hereunder to the extent of the interest assigned or leased;

         (c) the Company shall, within thirty (30) days after the delivery thereof, furnish or cause to be furnished to the Issuer and to the Trustee a true and complete copy of each such assignment or lease, as the case may be, together with any instrument of assumption; and

         (d) such assignment or lease shall not violate any of the provisions of the Act.

    Section 9.2. Restrictions on Issuer. The Issuer agrees that, except for the assignment and pledge of the Trust Estate to the Trustee pursuant to the Indenture, it shall not create or suffer to be created any assignment, pledge, charge, lien or encumbrance on the Trust Estate.

                            ARTICLE X

               EVENTS OF DEFAULT AND REMEDIES

    Section 10.1. Events of Default Defined. The following shall be "events of default" hereunder and the term "Event of Default" shall mean, whenever it is used herein, any one or more of the following events:

         (a) failure by the Company to pay the payments required to be made under Section 5.3 and 5.4 at the times specified therein which result in an "Event of Default" under Section 1201(a), (b) or
              (c) of the Indenture;

         (b)  failure by the Company to comply with the provisions of Section
              8.3 of this Agreement;

         (c) failure by the Company to observe and/or perform any agreement hereunder on its part to be observed and/or performed, other than as referred to in subsection (a) or (b) of this Section, for a period of thirty (30) days after written notice, specifying such failure and requesting that it be remedied, is given to the Company by the Issuer, the Bank or the Trustee, unless the Issuer, the Bank and the Trustee shall agree in writing to an extension of such time prior to its expiration; provided, however, if the failure stated in the notice cannot be corrected within the applicable period, the Issuer, the Bank and the Trustee will not unreasonably withhold their consent to an extension of such time if it is possible to correct such failure and corrective action is instituted by the Company within the applicable period and diligently pursued until the failure is corrected;

         (d) any representation by or on behalf of the Company contained in this Agreement or in any instrument furnished in compliance with or in reference to this Agreement or the Indenture proves false or misleading in any material respect as of the date of the making or furnishing thereof;

         (e)  an Act of Bankruptcy

         (f) an "Event of Default" occurs and is continuing under the Indenture or the Reimbursement Agreement.

         (g) The Issuer shall reasonably determine that a material adverse change in the financial condition, results of operations, assets or business of the Company, or the Company and its Subsidiaries, taken as a whole, from that set forth in the balance sheet of the Company as of September 30, 1993 and the related statements of income of the Company furnished to the Issuer, has occurred and is continuing as of the date of determination.

         (h) Eastern Utilities Associates shall cease to own all of the issued and outstanding common stock of the Company unless otherwise approved by the Issuer and the Trustee in writing.

         (i) failure to deliver a Fixed Rate Credit Facility upon the expiration or termination of any Fixed Rate Credit Facility.

    The foregoing provisions of subsection (c) of this Section are subject to the following limitations: If by reason of force majeure the Company is unable in whole or in part to carry out the agreements on its part therein referred to, the failure to perform such agreements due to such inability shall not constitute an Event of Default nor shall it become an Event of Default upon appropriate notification to the Company and/or the passage of the stated period of time. The term "force majeure" as used herein shall mean, without limitation, the following: acts of God, strikes, lockouts or other industrial disturbances; acts of public enemies; orders of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornadoes; storms; floods; washouts; droughts; arrests; restraint of government and people; civil disturbances; explosions; breakage or accident to machinery, transmission pipes or canals; partial or entire failure of utilities; or any other cause or event not reasonably within the control of the Company. The Company agrees, however, to the remedy with all reasonable dispatch the cause or causes preventing the Company from carrying out such agreements; provided, that the settlement of strikes, lockouts and other industrial disturbances shall be entirely within the discretion of the Company, and the Company shall not be required to make settlement of strikes, lockouts and other industrial disturbances by acceding to the demands of the opposing party or parties when such course is, in the judgment of the Company, unfavorable to the Company.

    Section 10.2. Remedies. Whenever any Event of Default occurs, the Trustee, on behalf of the Issuer as provided in the Indenture, may take any one or more of the following actions:

          (a)(1) Upon the occurrence of (i) an "Event of Default" under the Indenture and acceleration of payment of the Bonds pursuant to Section
1202 of the Indenture and (ii) an "Event of Default" hereunder (other than under Section 10.1(e) hereof), the Trustee may, at its option, declare all payments to be made by the Company under Section 5.3 to be immediately due and payable, whereupon the same shall become immediately due and payable, and (2) upon the occurrence of an "Event of Default" under Section 10.1(e) hereof, all payments to be made by the Company under Section 5.3 shall automatically be due and payable, without any act or action on the part of any person. If the Trustee elects to exercise the remedy afforded in this subsection (a) and accelerates all amounts payable under Section 5.3 for the remainder of the Loan Term or such amounts are automatically accelerated, the Company shall pay an amount sufficient, together with any moneys held by the Trustee in the Bond Fund and available for such purpose under Section 603 of the Indenture, to enable the Trustee to pay the aggregate principal amount of the outstanding Bonds and all interest on the Bonds then due and to become due to the date of such acceleration; provided, however, that if the Letter of Credit is outstanding, payments hereunder required to pay the principal of and the interest on the Bonds due and payable upon the acceleration of the Bonds shall be made on behalf of the Company by the Trustee with funds drawn by the Trustee under the Letter of Credit pursuant to Section 902 of the Indenture, and any amounts so drawn under the Letter of Credit shall be credited against the prepayment of amounts due from the Company hereunder with respect to such payments of principal of and interest on the Bonds to the extent that funds are drawn under the Letter of Credit and applied by the Trustee to payment of the principal of and interest on the Bonds then due and payable.
In addition, the Company shall pay (but not from the proceeds of a drawing under the Letter of Credit) all fees and expenses of the Trustee and any Paying Agent or Co-Paying Agent accrued and to accrue through the date of such acceleration.

         (b) The Trustee may take whatever action at law or in equity as may appear necessary or desirable to collect the loan payments then due and thereafter to become due, or to enforce performance and observance of any agreement of the Company hereunder.

Any amounts collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture.

     Section 10.3. No Remedy Exclusive. No remedy herein conferred upon or reserved to the Issuer or the Trustee is intended to be exclusive of any other remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No delay or omission to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved in this Article, it shall not be necessary to give any notice, other than such notice or notices as may be herein expressly required. Such remedies as are reserved to the Issuer in this Article shall also extend to the Trustee, and the Trustee and the holders of the Bonds shall be deemed third-party beneficiaries of all agreements herein contained.

    Section 10.4. Agreement to Pay Counsel Fees and Expenses. If there should occur a default or an Event of Default hereunder and the Issuer or the Trustee should employ Counsel or incur other expenses for the collection of loan payments due hereunder or the enforcement of performance or observance of any agreement on the part of the Company herein contained, the Company agrees that it will on demand therefor pay to the Issuer or the Trustee the reasonable fee of such Counsel and such other reasonable expenses so incurred by the Issuer or the Trustee.

    If the Company should fail to make any payments required in this Section, such item shall continue as an obligation of the Company until the same shall have been paid in full, and the Company agrees to pay the same with interest thereon from the date such payment was due at the Prime Rate per annum until paid in full.

    The provisions of this Section shall survive the termination of this Agreement.

    Section 10.5. No Additional Waiver Implied by One Waiver. If any agreement contained herein should be breached by either party and thereafter waived by the other party, such waiver shall be limited to the particular breach so waived and shall not be deemed to waive any other breach hereunder.

                            ARTICLE XI

                   PREPAYMENT OF THE LOAN

    Section 11.1.  Options to Prepay Loan Payments.

         (a) The Company shall have, and is hereby granted, on the first day of any Interest Computation Period prior to the Fixed Rate Conversion Date, the option to prepay the loan payments required to be made by the Company under Section 5.3 in whole or in part and to direct the Trustee to redeem the Bonds in whole or in part pursuant to Section 306 of the Indenture. To exercise the option granted in this Section, the Company shall, not less than thirty (30) days before the desired prepayment date, give written notice to the Issuer and the Trustee of its intention to prepay the loan payments required to be made by the Company under Section 5.3 in whole or in part on such date and shall specify therein the principal amount of Bonds to be redeemed with the moneys received upon such prepayment. Upon the exercise of such option, the Company shall direct the Trustee to redeem Bonds in the principal amount and on the dates specified in the notice referred to in the preceding sentence and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption of the Bonds. On or prior to the redemption date for the Bonds, the Company shall pay to the Trustee, as a prepayment of loan payments under Section 5.3, an amount sufficient, together with any moneys held by the Trustee in the Bond Fund and available for such purpose under Section 603 of the Indenture, to enable the Trustee to pay the redemption price of the Bonds to be redeemed pursuant to Section 306 of the Indenture plus accrued interest thereon to the redemption date; provided, however, that if the Letter of Credit is outstanding, payment of the redemption price of the Bonds to be redeemed pursuant to Section 306 of the Indenture shall be made by the Trustee with funds drawn by the Trustee under the Letter of Credit pursuant to Section 902 of the Indenture, and no prepayment of loan payments shall be due or paid by the Company hereunder with respect to the redemption price of such Bonds to the extent that funds are drawn under the Letter of Credit and applied by the Trustee to payment of the redemption price of such Bonds. In addition, the Company shall pay (but not from the proceeds of a drawing under the Letter of Credit) all fees and expenses of the Trustee, the Issuer and any Paying Agent or Co-Paying Agent accrued and to accrue through such redemption date.

         (b) The Company shall have, and is hereby granted, at any time after the Fixed Rate Conversion Date, the option to prepay the loan payments required to be made by the Company under Section 5.3 in whole or in part at any time at which the Bonds may be redeemed under Section 306 of the Indenture and to direct the Trustee to redeem the Bonds in whole or in part pursuant to Section 306 of the Indenture. To exercise the option granted in this subsection (c), the Company shall, not less than thirty (30) days before the desired prepayment date, give written notice to the Issuer and the Trustee of its intention to prepay the loan payments required to be made by the Company under Section 5.3 in whole or in part on such date and shall specify therein the principal amount of Bonds to be redeemed with the moneys received upon such prepayment. Upon the exercise of such option, the Company shall direct the Trustee to redeem Bonds in the principal amount and on the dates specified in the notice referred to in the preceding sentence and shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption of the Bonds. On or prior to the redemption date for the Bonds, the Company shall pay to the Trustee, as a prepayment of loan payments under Section 5.3, an amount sufficient, together with any moneys held by the Trustee in the Bond Fund and available for such purpose under
Section 603 of the Indenture, to enable the Trustee to pay the redemption price of the Bonds to be redeemed pursuant to Section 306 of the Indenture.
In addition, the Company shall pay all fees and expenses of the Trustee and any Paying Agent or Co-Paying Agent accrued and to accrue through such redemption date.

         (c) The Company shall have, and is hereby granted, at any time after the Fixed Rate Conversion Date, the option to prepay the loan payments required to be made by the Company under Section 5.3 in whole by causing the Bonds to be deemed to be paid pursuant to
              Section 1102 of the Indenture by (i) depositing irrevocably with the Trustee either moneys or Government Obligations, or a combination thereof, satisfying the requirements of Section 1102 of the Indenture, (ii) paying to the Trustee all Trustee's, Issuer's and Paying Agent's fees and expenses due in connection with the payment or redemption of any such Bonds, and (iii) if the Bonds are to be redeemed on any date prior to their maturity, directing the Trustee to make arrangements satisfactory to the Trustee for the giving of the required notice of redemption of the Bonds.

    Section 11.2. Obligation to Prepay Loan Payments Upon Determination of Taxability. Upon the occurrence of a Determination of Taxability, as soon as practicable, but in no event more than 30 days following the date of such Determination of Taxability, the Company shall be obligated to prepay all loan payments required to be made by the Company under Section 5.3 and to direct the Trustee to make arrangements for the giving of notice of redemption of the Bonds and to redeem the Bonds in whole within the time provided in Section 306 of the Indenture.

    The Company shall give prompt written notice to the Issuer and the Trustee of its receipt of any oral or written advice from the Internal Revenue Service that a Determination of Taxability has occurred.

    Promptly upon learning of an occurrence of a Determination of Taxability, the Trustee shall cause notice thereof to be given to the bondholders in the same manner as is provided in the Indenture for notices of redemption. In such notice to bondholders, the Trustee may make provisions for obtaining advice from bondholders, in such form as shall be deemed appropriate, respecting relevant assessments made on such bondholders by the Internal Revenue Service.

    On or prior to the redemption date, the Company shall pay to the Trustee, as a prepayment of loan payments under Section 5.3, an amount sufficient, together with any moneys held by the Trustee in the Bond Fund and available for such purpose under Section 603 of the Indenture, to enable the Trustee to pay the Redemption Price of the Bonds to be redeemed pursuant to
Section 306 of the Indenture; provided, however, that if the Letter of Credit is outstanding, payment of the Redemption Price of the Bonds to be redeemed shall be made by the Trustee with funds drawn by the Trustee under the Letter of Credit pursuant to Section 902 of the Indenture, and no prepayment of loan payments shall be due or paid by the Company hereunder with respect to the redemption price of such Bonds to the extent that funds are drawn under the Letter of Credit and applied by the Trustee to payment of the redemption price of such Bonds.

    Upon the redemption date provided for in this Section, provided there has been deposited with the Trustee the total amount as required, such amounts shall constitute the total compensation due the Issuer and the holders of the Bonds as a result of the occurrence of such Determination of Taxability and the Company shall not be deemed to be in default hereunder by reason of the occurrence of such Determination of Taxability.

    Upon the occurrence of a Determination of Taxability, any option of the Company to prepay the loan payments for the Project or to direct the Trustee to redeem the Bonds under any redemption provision of the Indenture shall be superseded by its obligation to prepay loan payments for the Project under this Section as set forth herein.

    The provisions of this Section shall survive the termination of this Agreement.

    Section 11.3. Mandatory Prepayment. If the Bonds shall be subject to mandatory redemption pursuant to Section 306 (b) or (c) of the Indenture, the Company shall be obligated to prepay all loan payments required to be made by the Company under Section 5.3 hereof and to direct the Trustee to make arrangements for the giving of notice of redemption of the Bonds and to redeem the Bonds in whole within the time provided in Section 306 of the Indenture.

    On or prior to the redemption date, the Company shall pay to the Trustee, as a prepayment of loan paymnts under Section 5.3, an amount sufficient, together with any moneys held by the Trustee in the Bond Fund and available for such purpose under Section 603 of the Indenture, to enable the Trustee to pay the redemption price of the Bonds to be redeemed pursuant to
Section 306 (b) or (c), as the case may be, of the Indenture; provided, however, that if the Credit Facility is outstanding, payment of the redemption price of the Bonds to be redeemed shall be made by the Trustee with funds drawn by the Trustee under the Credit Facility pursuant to Section 902 of the Indenture, and no prepayment of loan payments shall be due or paid by the Company hereunder with respect to the redemption price of such Bonds to the extent that funds are drawn under the Credit Facility and applied by the Trustee to payment of the Redemption Price of such Bonds.

    Section 11.4. Relative Position of Options and Indenture. The options granted to the Company in this Article shall be and remain prior and superior to the Indenture and may be exercised whether or not there exists an Event of Default hereunder, provided that the existence of such Event of Default will not result in nonfulfillment of any condition to the exercise of any such option.

                         ARTICLE XII.

                       MISCELLANEOUS


    Section 12.1. Notices. All notices, approvals, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or mailed by first class registered or certified mail, return receipt requested, postage prepaid, and addressed, or transmitted by telex or telefax as follows:

    (a)  If to the Issuer -      Rhode Island Port Authority
                                   and Economic Development
                                   Corporation
                                 Attention:  Deputy Director of
                                   Finance
                                 Seven Jackson Walkway
                                 Providence, Rhode Island 02903

    (b)  If to the Company -     Newport Electric Corporation
                                 c/o Eastern Utilities Associates
                                 One Liberty Square
                                 13th Floor
                                 Post Office Box 2333
                                 Boston, Massachusetts 02107
                                 Attn:  Treasurer

    (c)  If to the Trustee -     Rhode Island Hospital Trust
                                   National Bank
                                 150 Royall Street
                                 Canton, Massachusetts 02021
                                 Attn:  Corporate Trust Division
                                 Providence, Rhode Island 02903

    (d)  If to the Bank -        Canadian Imperial Bank of Commerce
                                 425 Lexington Avenue
                                 New York, New York 10017
                                 With a Copy to
                                 200 West Madison - Suite 2300
                                 Chicago, Illinois  60606

    (e)  If to the
         Remarketing Agent -     Goldman, Sachs & Co.
                                 85 Broad Street, 24th Floor
                                 New York, New York 10004
                                 Attn:  Municipal Note Trading Desk

     (f)  If to the Paying
         Agent -                 Rhode Island Hospital Trust
                                   National Bank
                                 150 Royall Street
                                 Canton, Massachusetts 02021
                                 Attn:  Corporate Trust Division

    (g)  If to the Depository -  Depository Trust Company
                                 55 Water Street
                                 New York, New York

A duplicate copy of each notice, approval, consent, request or other communication given hereunder by the Issuer, the Company, the Trustee or the Bank to any one of the others shall also be given to all of the others. The Issuer, the Company, the Trustee and the Bank may, by notice given hereunder, designate any further or different addresses to which subsequent notices, approvals, consents, requests or other communications shall be sent or persons to whose attention the same shall be directed.

    Section 12.2. Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the Issuer, the Company and their respective successors and assigns.

    Section 12.3. Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

    Section 12.4. Amounts Remaining in Bond Fund or Bond Purchase Fund. It is agreed by the parties hereto that any amounts remaining in the Bond Fund or Bond Purchase Fund upon expiration or sooner termination of this Agreement, after payment in full of the Bonds and payment of the fees, charges and expenses of the Trustee, the Bond Registrar, the Paying Agent, any Co-Paying Agent, the Remarketing Agent and the Remarketing Agent in accordance with the Indenture, shall be disposed of in accordance with the terms of the Indenture.

    Section 12.5. Delegation of Duties by Issuer. It is agreed that under the terms of this Agreement the Issuer has delegated certain of its duties hereunder to the Company and that under the terms of the Indenture the Issuer has delegated certain of its duties thereunder to the Trustee. The fact of such delegation shall be deemed a sufficient compliance by the Issuer to satisfy the duties so delegated and the Issuer shall not be liable in any way by reason of acts done or omitted by the Company, the Authorized Company Representative or the Trustee. The Issuer shall have the right at all times to act in reliance upon the authorization, representation or certification of the Authorized Company Representative or the Trustee.

    Section 12.6. Amendments, Changes and Modifications. This Agreement may not be effectively amended or terminated except as provided in the Indenture.

    Section 12.7. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

    Section 12.8. Captions. The captions and headings herein are for convenience only and in no way define, limit or describe the scope or intent of any provisions hereof.

    Section 12.9. Law Governing Construction of Agreement. This Agreement shall be governed by, and construed in accordance with, the laws of the State.

    Section 12.10. References to Bank. Upon the expiration or termination of the Letter of Credit, or repayment of all amounts owed under the Reimbursement Agreement then any provision of this Agreement requiring notification to be given to the Bank, or requiring that the Bank consent to any action, shall become ineffective.


                         EXHIBIT A

                        REQUISITION NO.

                Rhode Island Port Authority and
                Economic Development Corporation
 $7,925,000 Electric Energy Facilities Revenue Refunding Bonds

      (Newport Electric Corporation Project - 1994 Series)

To: Rhode Island Hospital Trust National Bank
    Trustee under Trust Indenture dated as of January 1, 1994.

         This Requisitions is made pursuant to Section 7.03 of the above Trust Indenture and Section 4.3 of the Loan
Agreement, as defined in the Trust Indenture.

         The Trustee is directed to pay sums out of the Project
Fund as follows:

         Payee          Purpose of Payment            Amount













         I hereby certify on behalf of Newport Electric
Corporation (the "Company") that (capitalized terms are as defined in the Agreement and the Tax Regulatory Agreement):

         (i) each obligation mentioned herein (a) has been properly incurred, (b) is a proper charge against the Project Fund, (c) is currently due and payable, (d) has not been previously paid or reimbursed (as applicable) and (e) has not been the basis of any previous withdrawal and;

         (ii) this requisition and the use of proceeds set forth herein are consistent in all material respects with the Tax Regulatory Agreement;

          (iii) this requisition and the use of proceeds set forth herein will not cause more than 2% of the proceeds of the Bonds to be applied to costs of issuance of the Bonds;

         (iv) this requisition shall be conclusive evidence of the facts and statements set forth herein and shall constitute full warrant, protection and authority to the Trustee for its actions taken pursuant hereto.

NEWPORT ELECTRIC CORPORATION



By
Authorized Company
Representative

Approved:

RHODE ISLAND HOSPITAL
TRUST NATIONAL BANK



By

Acknowledged:

RHODE ISLAND PORT AUTHORITY AND
ECONOMIC DEVELOPMENT CORPORATION



By
    Authorized Issuer
    Representative




WPPJDC/2557